Exhibit 15.1

Awareness Letter of KPMG LLP, Independent Registered Public Accounting Firm

The Board of Directors

Electronic Arts Inc.:

With respect to this registration statement on Form S-3 of Electronic Arts Inc. (the Company), we acknowledge our awareness of the incorporation by reference herein of our reports dated August 4 and November 6, 2008 relating to our review of the unaudited condensed consolidated interim financial statements of the Company and subsidiaries included in the Company’s Form 10-Q for the quarterly periods ended June 28 and September 27, 2008, respectively.

Pursuant to Rule 436 under the Securities Act of 1933 (the Act), such report is not considered part of a registration statement prepared or certified by an independent registered public accounting firm, or a report prepared or certified by an independent registered public accounting firm within the meaning of Sections 7 and 11 of the Act.

KPMG LLP

Mountain View, California

November 17, 2008